Exhibit 99

Fitch Downgrades Ford & Ford Credit's IDR to 'B'; Outlook Remains Negative Ratings
18 Aug 2006 11:33 AM (EDT)

Fitch Ratings-Chicago/New York-18 August 2006: Fitch Ratings has downgraded the Issuer Default Rating (IDR) of Ford Motor Company and Ford Motor Credit Company to 'B' from 'B+'. Fitch also lowers the Ford's senior unsecured rating to 'B+/RR3' from 'BB-/RR3' and Ford Credit's senior unsecured rating to 'BB-/RR2' from 'BB/RR2'. The Rating Outlook remains Negative.

The downgrade is based on the significant production cutbacks in the third and fourth quarter that reflect persistent share losses across key product categories. Negative cash flows, including restructuring costs, could exceed $7 billion in 2006, including working capital and restructuring outflows. Cash outflows related to restructuring actions will continue in 2007, although operating losses could moderate as cost reduction efforts are realized. Sustained market share losses or a decline in economic conditions through 2007 would result in continued high levels of cash outflows and erosion of liquidity. Although liquidity remains adequate, progress in achieving structural cost reductions and maintaining the confidence of trade creditors will remain critical over the near term.

Implicit in the production cutbacks are expectations of continued weak pickup sales that have resulted in extended inventories. Volume declines in Ford's pickup segment, along with continued declines in mid-size and large SUVs, are likely to accelerate revenue declines and negative cash flows in 2006. Although continued share losses and price erosion were anticipated as a result GM's upcoming refreshed pickup line and the start-up of Toyota's new pickup plant, vulnerability to this segment has increased as a result of high gas prices, a potential slowdown in economic conditions, and a contracting construction segment. Ford has demonstrated recent growth in certain car segments, where industry sales have been migrating, but volumes and profitability in these segments will be insufficient in the short-term to offset the decline in higher-margin mid-size and large SUVs and pickups. Ford's product pipeline is modest over the near term, although two crossover products to be introduced in 2006 (the Ford Edge and Lincoln MKX) are expected to partially offset continued share erosion.

Ford's 'RR3' Recovery Rating reflects good recovery prospects of 50-70% in the event that the company is forced to seek protection under Chapter 11. Recovery values benefit from Ford's holdings in Mazda, operations in Asia and South America, very modest recoveries from Premier Automotive Group operations, and 100% ownership in Ford Credit. Recovery for senior unsecured holders also benefits from being in a superior position to the Capital Trust II securities (which represents approximately 29% of consolidated debt). Recovery values associated with Ford Credit are likely to decline as Ford Credit's balance sheet shrinks and repatriated capital is used to finance operating losses. Fitch's recovery analysis also projects that due to declining market share and low current capacity utilization, at least one additional assembly plant will be shut down (in addition to those already announced).

Fitch's recovery scenario incorporates a Chapter 11 filing of North American operations only, and would result in significant claims from working capital liabilities (trade creditors, dealers, fleet customers, etc.) in addition to unsecured debtholders. Fitch also factored in liabilities related to on and off-balance sheet liabilities that could augment claims. Fitch did not factor in claims related to potential termination or alteration of legacy OPEB and pension costs. In the event of a filing, Fitch anticipates that Ford would not attempt to terminate its pension plans (for rationale, please see Fitch's report on General Motors dated March 1, 2006). Changes to OPEB liabilities, are expected to be negotiated as part of a new labor agreement in the event of a Chapter 11 filing (as is taking place at Delphi), without resulting in claims against the estate. The restructured enterprise value includes reduced production volumes, and structural cost reductions to an extent that a 3% operating margin could be achieved in North America.

Declining revenues are unlikely to reverse through 2007 due to market share losses and declining mix. Despite modest progress on the cost side, the pace of cost reductions is not expected to keep up with revenue losses (assuming continued high commodity costs), thereby continuing negative cash flows. Over the intermediate-term, reducing inventories and producing closer to demand will enhance even-flow production and production efficiencies, and reduce reliance on ruinous incentive programs. However, lower production levels, coupled with already weak capacity utilization,ill increase short-term cash outflows and heighten the urgency of achieving substantive structural cost reductions.

Ford's production cutbacks will also heighten operating and financial stresses throughout the supply chain, increasing the risks of further bankruptcies or other supply disruptions. Supply chain stresses are expected to result in increased risks of financial support and will limit the potential for any cost savings to accrue to Ford over the near term from the restructuring of the supply base.

Ford Credit's (FMCC) IDR remains linked to those of Ford due to the close business relationship between them. Fitch expects FMCC's earnings and dividends to decline noticeably in 2006 primarily due to lower receivables outstanding and margins. FMCC has benefited from lower provision expense, as the quality of its receivables pool has increased, but the pace of these improvements is expected to slow going forward. Fitch believes that FMCC maintains a good degree of liquidity relative to its rating. Supporting this is FMCC's ability to sell or securitize a broad spectrum of assets such as retail finance, lease, and wholesale loans. Moreover, FMCC continues to hold high cash balances and its assets mature faster than its debt. FMCC's 'RR2' Recovery Rating indicates superior recovery prospects on unsecured debt resulting from solid unencumbered asset protection, although discounted to account for stressed performance and/or disposition. (Please see Fitch's Credit Update on Ford Motor Credit dated March 13, 2006 for a breakdown of unencumbered asset coverage.)

Fitch downgrades the following ratings with a Negative Rating Outlook:

Ford Motor Co.
--Issuer Default Rating (IDR) to 'B' from 'B+';
--Senior debt to 'B+' from 'BB-'.

Ford Motor Credit Co.
--Issuer Default Rating (IDR) to 'B' from 'B+';
--Senior debt to 'BB-' from 'BB'.

FCE Bank Plc
--Issuer Default Rating (IDR) to 'B' from 'B+-';
--Senior debt to 'BB-' from 'BB'.

Ford Capital B.V.
--Issuer Default Rating (IDR) to 'B' from 'B+';
--Senior debt to 'BB-' from 'BB'.

Ford Credit Canada Ltd.
--Issuer Default Rating (IDR) to 'B' from 'B+';
--Senior debt to 'BB-' from 'BB'.

Ford Motor Capital Trust II
--Preferred stock to 'CCC+/RR6' from 'B-/RR6'.

Ford Holdings, Inc.
--Issuer Default Rating (IDR) to 'B' from 'B+';
--Senior debt to 'B+' from 'BB-'.

Ford Motor Co. of Australia
--Issuer Default Rating (IDR)to 'B' from 'B+';
--Senior debt to 'B+' from 'BB-'.

Ford Credit Australia Ltd.
--Issuer Default Rating (IDR) to 'B' from 'B+'.
--Senior debt to 'BB-' from 'BB'.

PRIMUS Financial Services (Japan)
--Issuer Default Rating (IDR) to 'B' from 'B+'.

Ford Credit de Mexico, S.A. de C.V.
--Issuer Default Rating (IDR) to 'B' from 'B+'.

Ford Motor Credit Co. of New Zealand
--Issuer Default Rating (IDR) to 'B' from 'B+';
--Senior debt to 'BB-' from 'BB'.

Ford Credit Co S.A. de CV
--Issuer Default Rating (IDR) to 'B' from 'B+'.
--Senior debt to 'BB-' from 'BB'.

Fitch also affirms the following short-term ratings:

Ford Motor Credit Co.
--Commercial Paper 'B'.

FCE Bank Plc
--Commercial Paper and short-term debt 'B'.

Ford Credit Canada Ltd.
--Commercial Paper 'B'.

Ford Credit Australia Ltd.
--Commercial Paper 'B'.

Ford Motor Credit Co. of New Zealand
--Commercial Paper